Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES SECOND QUARTER 2016 FINANCIAL RESULTS

Santa Clara, Calif.—August 1, 2016—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and six months ended July 2, 2016.

“The second quarter of 2016 marked an inflection point in the execution of our strategic growth initiatives for our Thin-film Equipment business,” commented Wendell Blonigan, Intevac’s president and chief executive officer. “We booked nine systems, building our Thin-film Equipment backlog to nearly $50 million, its highest level since 2010. We booked multi-unit orders in each of our three equipment end markets. In the hard drive industry, our four-system order reflects our ongoing engagement with our customers to provide strategic technology improvements in support of their product roadmaps. In the solar industry, the two implant tools booked reflect an incremental market opportunity for our suite of technology solutions. In the display cover panel industry, the order for three new systems by Truly Opto-electronics marks the transition from pilot production to high-volume manufacturing capacity for our optical diamond-like carbon (oDLC™) protective film, which has demonstrated outstanding performance as a cost-effective, optically-transparent, scratch-protection solution for display cover panels.

“Photonics revenues increased 9% from the first quarter, primarily due to an increase in contract R&D sales, supporting our confidence that we will see a similar level of Photonics business this year, compared to 2015,” added Mr. Blonigan. “The same can be said for our hard-drive equipment revenues this year, which we also expect to be similar to last year. The revenue growth forecast for 2016 will therefore come from our new Thin-film Equipment systems, which require customer sign-off for revenue recognition. Timing of customer sign-off can be difficult to predict, but, with most of the systems scheduled to ship before year end, a majority of the current Thin-film Equipment backlog will be received in cash before year end.”

($ Millions, except per share amounts)	Q2 2016		Q2 2015
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$14.9	$14.9	$20.5	$20.5
Operating Income (Loss)	$(3.8)	$(4.0)	$0.3	$0.1
Net Income (Loss)	$(3.5)	$(3.6)	$0.0	$(0.2)
Net Income (Loss) per Share	$(0.17)	$(0.18)	$0.00	$(0.01)

	Six Months Ended		Six Months Ended
	July 2, 2016		July 4, 2015
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$28.6	$28.6	$40.3	$40.3
Operating Loss	$(10.1)	$(10.3)	$(2.7)	$(2.7)
Net Loss	$(9.8)	$(9.9)	$(2.9)	$(2.9)
Net Loss per Share	$(0.48)	$(0.48)	$(0.13)	$(0.13)

Intevac’s non-GAAP adjusted results exclude the impact of the following, where applicable: (1) changes in fair value of contingent consideration liabilities associated with business combinations; and (2) restructuring charges. A reconciliation of the GAAP and non-GAAP adjusted results is provided in the financial table included in this release. See also “Use of Non-GAAP Financial Measures” section.

Second Quarter 2016 Summary

The net loss for the quarter was $3.5 million, or $0.17 per share, compared to a net income of $12,000, or $0.00 per share, in the second quarter of 2015. The non-GAAP net loss was $3.6 million or $0.18 per share, compared to the second-quarter 2015 non-GAAP net loss of $0.2 million or $0.01 per share.

Revenues were $14.9 million, including $6.1 million of Thin-film Equipment revenues and Photonics revenues of $8.8 million. Thin-film Equipment revenues included upgrades, spares and service. Photonics revenues consisted of $1.8 million of research and development contracts and $7.0 million of product sales. In the second quarter of 2015, revenues were $20.5 million, including $11.5 million of Thin-film Equipment revenues and Photonics revenues of $9.0 million, which included $1.8 million of research and development contracts.

Thin-film Equipment gross margin was 36.2% compared to 41.0% in the second quarter of 2015 and 9.0% in the first quarter of 2016. The decline from the second quarter of 2015 was primarily due to lower revenues and lower factory absorption. The improvement from the first quarter of 2016 was primarily due to a higher mix of higher-margin upgrades and improved factory absorption.

Photonics gross margin was 44.4% compared to 34.5% in the second quarter of 2015 and 41.5% in the first quarter of 2016. The improvement from the second quarter of 2015 was due primarily to improved sensor yields and lower inventory provisions. The improvement from the first quarter of 2016 was due primarily to favorable sensor yields and higher research and development revenues. Consolidated gross margin was 41.1%, compared to 38.2% in the second quarter of 2015 and 28.2% in the first quarter of 2016.

R&D and SG&A expenses were $10.1 million compared to $7.7 million in the second quarter of 2015 and $10.2 million in the first quarter of 2016. The lower level of expenses in the year-ago period primarily reflects costs recovered under a customer-funded NRE arrangement in Thin-film Equipment.

Order backlog totaled $75.3 million on July 2, 2016, compared to $44.7 million on April 2, 2016 and $43.5 million on July 4, 2015. Backlog at July 2, 2016 included four 200 Lean® HDD systems, three INTEVAC VERTEX™ display cover glass coating systems, two INTEVAC MATRIX™ solar systems, and three ENERGi™ solar ion implant systems. Backlog at April 2, 2016 included three solar systems. Backlog at July 4, 2015 included two solar systems.

The Company ended the quarter with $42.4 million of total cash, restricted cash and investments and $66.1 million in tangible book value.

First Six Months 2016 Summary

The net loss was $9.8 million, or $0.48 per share, compared to a net loss of $2.9 million, or $0.13 per share, for the first six months of 2015. The non-GAAP net loss was $9.9 million or $0.48 per share. This compares to the first half 2015 non-GAAP net loss of $2.9 million or $0.13 per share.

Revenues were $28.6 million, including $11.7 million of Thin-film Equipment revenues and Photonics revenues of $16.9 million, compared to revenues of $40.3 million, including $22.1 million of Thin-film Equipment revenues and Photonics revenues of $18.2 million, for the first six months of 2015.

Thin-film Equipment gross margin was 23.2%, compared to 35.0% in the first six months of 2015, primarily due to lower revenues, higher factory overhead expenses and higher inventory charges. We recognized revenue on one VERTEX system in both the first half of 2016 and the first half of 2015 and on one 200 Lean system in the first half of 2015. Photonics gross margin was 43.0% compared to 38.3% in the first six months of 2015, reflecting improved sensor yields and lower inventory provisions. Consolidated gross margin was 34.9%, compared to 36.5% in the first six months of 2015.

R&D and SG&A expenses were $20.2 million compared to $17.6 million in the first six months of 2015. Lower R&D spending in the first six months of 2015 was due primarily to costs recovered under a customer-funded NRE arrangement in Thin-film Equipment.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact of the following, where applicable: (1) changes in fair value of contingent consideration liabilities associated with business combinations; and (2) restructuring charges. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the Company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 42036319.

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin-film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties, such as the hard drive media, display cover panel, and solar photovoltaic markets we serve currently.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.

200 Lean® is a registered trademark and INTEVAC MATRIX™, INTEVAC VERTEX™ and oDLC™ are trademarks of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: the end market demand and production-worthiness of our system and the timing of future product deliveries. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: technology risk and challenges achieving customer adoption and commercial success in adjacent markets and delays in product shipments, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Net revenues
Thin-film Equipment	$6,088	$11,494	$11,668	$22,122
Photonics	8,830	8,964	16,914	18,221

Total net revenues	14,918	20,458	28,582	40,343
Gross profit	6,127	7,806	9,982	14,727
Gross margin
Thin-film Equipment	36.2%	41.0%	23.2%	35.0%
Photonics	44.4%	34.5%	43.0%	38.3%

Consolidated	41.1%	38.2%	34.9%	36.5%
Operating expenses
Research and development	4,977	2,947	10,154	7,555
Selling, general and administrative	5,115	4,750	10,094	10,029
Acquisition-related[1]	(158)	(174)	(142)	(200)

Total operating expenses	9,934	7,523	20,106	17,384

Total operating income (loss)	(3,807)	283	(10,124)	(2,657)
Income (loss) from operations
Thin-film Equipment	(3,674)	6	(9,119)	(3,291)
Photonics	1,512	1,275	1,919	2,752
Corporate	(1,645)	(998)	(2,924)	(2,118)

Total operating income (loss)	(3,807)	283	(10,124)	(2,657)
Interest and other income (expense)	87	(13)	125	66

Income (loss) before income taxes	(3,720)	270	(9,999)	(2,591)
Provision for (benefit from) income taxes	(230)	258	(204)	290

Net income (loss)	$(3,490)	$12	$(9,795)	$(2,881)

Net income (loss) per share
Basic and Diluted	$(0.17)	$0.00	$(0.48)	$(0.13)
Weighted average common shares outstanding
Basic	20,691	22,630	20,621	22,929
Diluted	20,691	22,912	20,621	22,929

[1]	Results for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	July 2, 2016	January 2, 2016
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$35,388	$36,954
Accounts receivable, net	16,808	12,310
Inventories	22,487	18,760
Prepaid expenses and other current assets	1,621	1,712

Total current assets	76,304	69,736
Long-term investments	5,226	9,673
Restricted cash	1,780	1,780
Property, plant and equipment, net	11,727	11,921
Intangible assets, net	2,685	3,112
Other long-term assets	945	1,459

Total assets	$98,667	$97,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,040	$5,950
Accrued payroll and related liabilities	4,321	4,066
Other accrued liabilities	3,617	5,632
Customer advances	14,979	3,625

Total current liabilities	26,957	19,273
Other long-term liabilities	2,883	2,411
Stockholders’ equity
Common stock ($0.001 par value)	21	20
Additional paid in capital	169,059	166,514
Treasury stock, at cost	(28,489)	(28,489)
Accumulated other comprehensive income	491	412
Accumulated deficit	(72,255)	(62,460)

Total stockholders’ equity	68,827	75,997

Total liabilities and stockholders’ equity	$98,667	$97,681

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Non-GAAP Income (Loss) from Operations
Reported operating income (loss) (GAAP basis)	$(3,807)	$283	$(10,124)	$(2,657)
Restructuring charges[1]	—	—	—	148
Change in fair value of contingent consideration obligations[2]	(158)	(174)	(142)	(200)

Non-GAAP Operating Income (Loss)	$(3,965)	$109	$(10,266)	$(2,709)

Non-GAAP Net Loss
Reported net income (loss) (GAAP basis)	$(3,490)	$12	$(9,795)	$(2,881)
Restructuring charges[1]	—	—	—	148
Change in fair value of contingent consideration obligations[2]	(158)	(174)	(142)	(200)

Non-GAAP Net Loss	$(3,648)	$(162)	$(9,937)	$(2,933)

Non-GAAP Loss Per Diluted Share
Reported net income (loss) per diluted share (GAAP basis)	$(0.17)	$0.00	$(0.48)	$(0.13)
Restructuring charges[1]	—	—	—	$0.01
Change in fair value of contingent consideration obligations[2]	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Non-GAAP Loss Per Diluted Share	$(0.18)	$(0.01)	$(0.48)	$(0.13)
Weighted average number of diluted shares	20,691	22,912	20,621	22,929

[1]	Results for all periods presented include severance and other employee-related costs related to various restructuring programs.
[2]	Results for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.